Exhibit (a)(5)(C)

CONVERGEONE HOLDINGS, INC. ANNOUNCES IMPORTANT INFORMATION WITH RESPECT TO

PREVIOUSLY ANNOUNCED CASH TENDER OFFER FOR ITS WARRANTS

Eagan, MN – April 13, 2018 – ConvergeOne Holdings, Inc. (NASDAQ: CVON, CVONW) (“ConvergeOne”) today announced that it is extending the scheduled expiration of its previously announced cash tender offer to purchase ConvergeOne warrants to 5:00 p.m., New York City time, on April 20, 2018.

On February 22, 2018, ConvergeOne consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of November 30, 2017, by and among Forum Merger Corporation (“Forum”), FMC Merger Subsidiary Corp., FMC Merger Subsidiary LLC, C1 Investment Corp., and Clearlake Capital Management III, L.P. (the “Business Combination”). In connection with the closing, Forum changed its name from Forum Merger Corporation to ConvergeOne Holdings, Inc. As of the open of trading on February 23, 2018, the common stock and warrants of ConvergeOne began trading on the Nasdaq Capital Market as “CVON” and “CVONW”, respectively.

Extension of Scheduled Expiration of Tender Offer

ConvergeOne has decided to extend the expiration date of the Tender Offer such that it now expires at 5:00 p.m., New York City time, on April 20, 2018. The Tender Offer was previously scheduled to expire at 5:00 p.m., New York City time, on April 13, 2018.

Holders of ConvergeOne warrants who have already tendered their ConvergeOne warrants into the Tender Offer do not have to re-tender their ConvergeOne warrants or take any other action as a result of the extension of the expiration date of the Tender Offer.

Closing Condition

In addition, a new condition to the Tender Offer is that ConvergeOne will have concluded that consummation of the Tender Offer will not constitute a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended. The Tender Offer would constitute a Rule 13e-3 transaction if the Tender Offer was reasonably likely to itself cause the warrants to be delisted from the Nasdaq Capital Market or deregistered under the Securities Exchange Act of 1934. ConvergeOne will not waive this condition.

As previously announced, regardless of the number of warrants tendered, ConvergeOne expects to receive a letter from the Listing Qualifications Office of the Nasdaq Stock Market LLC (“Nasdaq”), indicating that Nasdaq intends to delist the warrants from the Nasdaq Capital Market for the failure to meet the requisite number of warrant holders requirement set forth in Nasdaq Listing Rule 5515(a)(4).

About ConvergeOne

Founded in 1993, ConvergeOne is a leading global IT service provider of collaboration and technology solutions for large and medium enterprises with decades of experience assisting customers to transform their digital infrastructure and realize a return on investment. Over 7,200 enterprise and mid-market customers trust ConvergeOne with collaboration, enterprise networking, data center, cloud and security solutions to achieve business outcomes. Our investments in cloud infrastructure and managed services provide transformational opportunities for customers to achieve financial and operational benefits with leading technologies. ConvergeOne has partnerships with more than 300 global industry leaders, including Avaya, Cisco, IBM, Genesys, and Microsoft to customize specific business outcomes. We deliver solutions with a full life cycle approach, including strategy, design, and implementation with professional, managed, and support services. ConvergeOne holds more than 2,100 technical certifications across hundreds of engineers throughout North America, including three Customer Success Centers. More information is available at www.convergeone.com.

Forward Looking Statements

This press release includes “forward-looking statements” regarding ConvergeOne, its financial condition and anticipated activities that reflect ConvergeOne’s views and information currently available. This information is, where applicable, based on estimates, assumptions, and analysis that ConvergeOne believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “aim”, “estimate”, “target”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding ConvergeOne’s plans, activities, events, strategies, objectives, targets and expected financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside the control of ConvergeOne and its respective officers, employees, agents, or associates. These risks, uncertainties, assumptions, and other important factors include, but are not limited to: (1) the number of warrant holders that respond and elect to participate in the Tender Offer, (2) changes in applicable laws or regulations, including those that pertain to tender offers; (3) the potential delisting of the warrants from the Nasdaq Capital Market (4) the possibility that ConvergeOne may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in the registration statement on Form S-4 (File No. 333-221848) of ConvergeOne, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by ConvergeOne.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any ConvergeOne warrants. The offer to purchase and the solicitation of offers to sell are only being made solely pursuant to the offer to purchase dated February 26, 2018, the related letter of transmittal and other offer materials included as exhibits to the tender offer statement on Schedule TO that ConvergeOne filed with the Securities Exchange Commission on February 26, 2018, as amended from time to time. The tender offer statement (including the offer to purchase, related letter of transmittal and other offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the Tender Offer. These materials have been distributed free of charge to all ConvergeOne warrant holders. In addition, these materials (and all other materials filed by ConvergeOne with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents filed with the SEC by ConvergeOne by directing a request to the information agent at Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, CVONW@morrowsodali.com. ConvergeOne warrant holders are urged to read the tender offer documents and the other relevant materials before making any investment decision with respect to the Tender Offer because they contain important information about the Tender Offer.

— Source: ConvergeOne —

Media Contacts:

Scott Clark

Vice President, Marketing, ConvergeOne

651.393.3957

sclark@convergeone.com

Investor Relations Contact:

ICR for ConvergeOne

William Maina

646.277.1236

William.Maina@icrinc.com